Exhibit 4.7

THIS PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF. THIS PROMISSORY NOTE AND THE SECURITES ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT SUCH PROPOSED TRANSFER DOES NOT VIOLATE THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 7 BELOW. THE HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY SUCH PROVISIONS.

MRI INTERVENTIONS, INC.

10% SECURED CONVERTIBLE PROMISSORY NOTE DUE 2014

US$	, 2011

FOR VALUE RECEIVED, the undersigned, MRI INTERVENTIONS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of              or its registered assigns (collectively, the “Holder”) the principal amount of              Dollars (US $            ), together with accrued and unpaid interest thereon as described herein.

1. Definitions. In addition to the terms defined elsewhere in this Note, the following terms have the meanings indicated:

“BSC Debt” means all indebtedness, including principal and all accrued interest thereon, outstanding under those certain Secured Convertible Promissory Notes issued by the Company to Boston Scientific Corporation dated as of October 16, 2009, November 17, 2009 and December 18, 2009, respectively, in the aggregate original principal amount of $3,500,000, as such notes may be amended and in effect from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Memphis, Tennessee are required to be closed.

“Collateral Agent” means the collateral agent under the Security Agreement.

“Common Stock” means the Company’s common stock, par value $.01 per share, or any capital stock resulting from a reclassification of such common stock.

“Conversion Price” means $0.60, subject to adjustment from time to time pursuant to Section 9 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

“IPO” means an underwritten public offering of shares of Common Stock for the account of the Company pursuant to an effective registration statement under the Securities Act.

“Notes” means, collectively, this Note and all other secured convertible promissory notes issued by the Company in the same financing transaction (whether in a single closing or multiple closings).

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities; provided, however, that the term “New Securities” does not include (a) securities issued pursuant to the Company’s direct or indirect acquisition of another Person by (i) merger, (ii) purchase of assets or (iii) other reorganization whereby the Company becomes the owner of more than fifty percent (50%) of the voting power of such Person, (b) securities issued upon exercise or conversion of any options, warrants, notes or other convertible securities, (c) securities (including, but not limited to, options) granted or issued to employees, officers, directors, consultants or advisors of the Company pursuant to plans or agreements approved by the Company’s Board of Directors or a duly authorized committee thereof, (d) securities issued in a public offering pursuant to an effective registration statement under the Securities Act, (e) securities issued in connection with sponsored research, collaboration, technology license, development, OEM, distribution, marketing or other similar agreements or strategic partnerships approved by the Company’s Board of Directors or a duly authorized committee thereof, or (f) securities issued with the consent of the Required Holders.

“Person” means any individual or entity.

“Required Holders” means, at any time, holders of a majority in aggregate principal amount of the Notes then outstanding.

“Sale Transaction” means a transaction or series of related transactions pursuant to which (a) the Company is merged, consolidated or reorganized into or with another Person, or securities of the Company are exchanged for securities of another Person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such Person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction, or (b) the Company sells all or substantially all of its assets to any other Person and less than a majority of the combined voting power of the then-outstanding securities of such Person immediately after such sale are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Security Agreement by and between the Company and Landmark Community Bank, as collateral agent for the ratable benefit of the holders of the Notes.

“Subordination Agreement” shall mean a subordination agreement entered into with Boston Scientific Corporation to evidence the senior priority of the BSC Debt as otherwise contemplated in Section 7 hereof.

2. Principal Amount. The principal amount represented by this Secured Convertible Promissory Note (this “Note”) is             Dollars (US$            ).

3. Interest. The unpaid principal balance from time to time outstanding hereunder shall bear interest from the date hereof until paid in full at a fixed rate of ten percent (10.0%) per annum. Interest will accrue on this Note from and including its original issuance date on the basis of a 360-day year consisting of twelve 30 day months.

4. Payment of Principal and Interest. Subject to earlier payment or conversion as provided for elsewhere in this Note, the Company shall pay to the Holder the entire unpaid principal amount and all unpaid accrued interest under this Note in full on the third (3rd) year anniversary of the original issuance date (the “Maturity Date”). Principal and interest due hereunder shall be paid in lawful money of the United States of America in immediately available federal funds or the equivalent at the address of the Holder set forth in Section 12 below or at such other address as the Holder may designate. All payments made hereunder shall first be applied to interest then due and payable and any excess payment shall then be applied to reduce the principal amount. Upon payment in full of all principal and interest payable hereunder, the Holder shall surrender this Note to the Company for cancellation.

5. Prepayment. Subject to the provisions of Section 7 hereof, the Company shall be permitted to prepay, without penalty or premium, all or any portion of the unpaid principal amount and/or any unpaid accrued interest under this Note at any time prior to the Maturity Date, upon no less than 15 days prior written notice to the Holder.

6. Security Interest. This Note is secured by a security interest in the Company’s property and assets pursuant to the Security Agreement, to which reference is made for a description of the security for this Note.

7. Subordination. Notwithstanding any provision herein to the contrary, the Company and the Holder hereby agree that the obligations of the Company to the Holder hereunder shall be subordinated in all respects, including in right of payment, to the BSC Debt and that the Holder shall not be entitled to receive any payment from the Company hereunder (other than as contemplated in Section 8 below) until the BSC Debt has been discharged in full. The Holder, by its acceptance of this Note, (a) authorizes the Collateral Agent on the Holder’s behalf to take such action as may be necessary or appropriate to further effectuate the subordination as provided in this Section 7, including, without limitation, the execution and delivery of a Subordination Agreement with Boston Scientific Corporation, and (b) appoints the Collateral Agent its attorney-in-fact for any and all such purposes. The Holder of this Note, whether upon original issue or upon transfer or assignment hereof, by such Holder’s acceptance hereof, agrees that this Note shall be subject to the provisions of any such Subordination Agreement.

8. Conversion into Common Stock.

(a) Optional Conversion. Subject to earlier payment or conversion as provided for elsewhere in this Note, this Note (the entire outstanding principal amount hereunder, together with all unpaid accrued interest) may be converted into shares of Common Stock at the option of the Holder. The Holder shall effect a conversion under this Section 8(a) by delivering to the Company notice of the Holder’s election to convert this Note (“Conversion Notice”). The number of shares of Common Stock issuable upon a conversion pursuant to this Section 8(a) shall equal (i) the sum of the outstanding principal amount plus all unpaid accrued interest, divided by (ii) the then effective Conversion Price as of the date the Conversion Notice is delivered to the Company.

(b) Mandatory Conversion Upon Securities Registration. Subject to earlier payment or conversion as provided for elsewhere in this Note, upon any of (i) the closing of an IPO; (ii) the effective date of a Form 10 or other registration statement pursuant to which the Common Stock is registered as a class of securities under the Exchange Act; or (iii) the effective date, but immediately prior to the effective time, of the closing of a merger, share exchange or other similar transaction pursuant to which the Company merges or exchanges shares with another Person (or a subsidiary of such Person) that has a class of securities registered under the Exchange Act, regardless of whether the Company, such other Person or a subsidiary of such other Person survives such transaction; the entire outstanding principal amount hereunder, together with all unpaid accrued interest, shall automatically be converted into shares of Common Stock. The number of shares of Common Stock issuable upon a conversion pursuant to this Section 8(b) shall equal (A) the sum of the outstanding principal amount plus all unpaid accrued interest, divided by (B) the then effective Conversion Price.

(c) Mandatory Conversion Upon Sale Transaction. Subject to earlier payment or conversion as provided for elsewhere in this Note, upon the effective date, but immediately prior to the effective time, of the closing of a Sale Transaction, the entire outstanding principal amount hereunder, together with all unpaid accrued interest, shall automatically be converted into shares of Common Stock. The number of shares of Common Stock issuable upon a conversion pursuant to this Section 8(c) shall equal (i) the sum of the outstanding principal amount plus all unpaid accrued interest, divided by (ii) the then effective Conversion Price.

(d) Mandatory Conversion Upon Consent of Required Holders. Subject to earlier payment or conversion as provided for elsewhere in this Note, upon the date and time, or the occurrence of an event, specified by vote or written consent of the Required Holders, the entire outstanding principal amount hereunder, together with all unpaid accrued interest, shall automatically be converted into shares of Common Stock. The number of shares of Common Stock issuable upon a conversion pursuant to this Section 8(d) shall equal (1) the sum of the outstanding principal amount plus all unpaid accrued interest, divided by (2) the then effective Conversion Price as of the date and time specified, or the time of the event specified, in such vote or written consent of the Required Holders.

(e) Procedural Requirements. As soon as practicable upon conversion, the Holder shall surrender this Note (or, if the Holder alleges that this Note has been lost, stolen or destroyed, a lost note affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of this Note) to the Company. As soon as practicable after the Holder’s surrender of this Note (or such lost note affidavit and agreement), the Company shall issue or cause to be issued and deliver or cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the shares of Common Stock issuable upon such conversion, with such restrictive legends as deemed necessary by the Company. The Holder, or any Person so designated by the Holder to receive shares, shall be deemed to have become holder of record of such shares as of the conversion date. Upon conversion, all rights with respect to this Note will terminate (notwithstanding the failure of the Holder to surrender this Note to the Company), except only the rights of the Holder, upon surrender of this Note (or lost note affidavit and agreement), to receive the shares of Common Stock as provided above.

(f) No Fractional Shares. The Company shall not issue or cause to be issued fractional shares of Common Stock on conversion of this Note. If any fraction of a share of Common Stock would, except for the provisions of this Section 8(f), be issuable upon conversion of this Note, the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

(g) Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved shares of Common Stock, solely for the purpose of enabling it to issue shares of Common Stock as required hereunder, the number of shares of Common Stock which are then issuable and deliverable upon the conversion of this Note (taking into account the adjustments set forth in Section 9), free from preemptive rights or any other contingent purchase rights of Persons other than the Holder. The Company covenants that all shares of Common Stock so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized and issued and fully paid and non-assessable.

9. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be appropriately and equitably adjusted to reflect such event. Any adjustment made pursuant to Section 9(a)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to Section 9(a)(ii) or Section 9(a)(iii) shall become effective immediately after the effective time of such subdivision or combination.

(b) Reorganization, Reclassification, Etc. In case of any capital reorganization, or of any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a split-up or combination) or in case of the consolidation or merger of the Company with or into any other Person (other than (i) a consolidation or merger in which the Company is the continuing entity and which does not result in the Common Stock being changed into or exchanged for stock or other securities or property of any other Person, (ii) a Sale Transaction, or (iii) a consolidation or merger contemplated in Section 8(b) above), the Holder shall have the right immediately thereafter to receive upon the conversion hereof, based on the same Conversion Price in effect immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, by a holder of the number of shares of Common Stock into which this Note is convertible immediately prior to such event; and if any reclassification also results in a change covered by Section 9(a), then such adjustment shall be made pursuant to Section 9(a) and this Section 9(b). The provisions of this Section 9(b) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations.

(c) Calculations. All calculations under this Section 9 shall be made to the nearest cent. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(d) Notice of Adjustments. Upon the occurrence of an adjustment pursuant to this Section 9, the Company, at its expense, will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based; provided, however, that any failure of the Company to prepare and deliver such certificate, or any defect therein, shall not in any way impair or affect the validity of the adjustment required to be described in such certificate.

(e) Notice of Corporate Events. If the Company: (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock; (ii) authorizes or approves, enters into any agreement contemplating, or solicits stockholder approval for, any merger, share exchange or other similar transaction; or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least ten (10) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in such transaction; provided, however, that the failure to deliver such notice, or any defect therein, shall not in any way impair or affect the validity of the corporate action required to be described in such notice.

10. Default; Acceleration; Waiver.

(a) An “Event of Default” under this Note shall mean the occurrence of any of the following events:

(i) The Company shall fail to make payment of any amount as required by this Note within fifteen (15) days after the same becomes due and payable, whether at the stated Maturity Date or any accelerated date of maturity;

(ii) Commencement of proceedings for the liquidation of the Company, or any other termination or winding-up of its existence or business,

(iii) Material breach by the Company of any provision of the Security Agreement, provided, that such breach shall not be deemed an Event of Default if such breach is cured prior to the thirty-first (31st) day following written notice of such breach from either the Required Holders or the Collateral Agent;

(iv) A material representation or warranty made by the Company in the Security Agreement shall prove to have been false in any material respect when made, provided, that such breach shall not be deemed an Event of Default if such breach is cured prior to the thirty-first (31st) day following the date the Company becomes aware of the factual circumstances giving rise to the breach, unless such breach has had a material impairment on the Holder’s rights under this Note;

(v) Commencement by the Company of any bankruptcy, insolvency, receivership or similar proceedings under any federal or applicable state law;

(vi) Commencement against the Company of any bankruptcy, insolvency, receivership or similar proceeding under any federal or applicable state law by creditors of the Company, provided, that such proceeding shall not be deemed an Event of Default if such proceeding is dismissed within ninety (90) days of commencement; or

(vii) A default occurs under any mortgage, indenture or instrument by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether such indebtedness exists on the date of this Note or shall be created thereafter, which default (A) is caused by a failure to pay principal of or interest on such indebtedness prior to the expiration of any applicable grace period (a “Payment Default”), or (B) results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of such indebtedness, together with the principal amount of any other indebtedness for money borrowed by the Company under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $500,000 or more.

(b) Upon the occurrence of any Event of Default (other than an Event of Default as specified in Section 10(a)(v) or Section 10(a)(vi)) and so long as such Event of Default is continuing, subject to the provisions of Section 7 above and any Subordination Agreement, the Required Holders may, at their option and upon written notice of acceleration given to the Company, declare the entire unpaid portion of the principal amount and all unpaid accrued interest under the Notes due and payable. Subject to the provisions of Section 7 above and any Subordination Agreement, if an Event of Default specified in Section 10(a)(v) or Section 10(a)(vi) occurs and is continuing, then the entire unpaid portion of the principal amount and all unpaid accrued interest under the Notes shall automatically, and without any notice or any other action on the part of the Holder or any other holders of Notes, become due and payable immediately.

(c) Prior to or after any notice of acceleration given to the Company, the Required Holders may, on behalf of all holders of the Notes, waive any Event of Default that has occurred hereunder and its consequences. Whenever any Event of Default hereunder shall have been waived as permitted by this Section 10(c), such Event of Default shall for all purposes of the Notes be deemed to have been cured and to be not continuing.

(d) The rights and remedies provided by this Note shall be cumulative, and shall be in addition to, and not exclusive of, any other rights and remedies available at law or in equity.

11. Participation Rights.

(a) Subject to the terms and conditions of this Section 11 and applicable securities laws, for so long as this Note is outstanding, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Holder.

(b) The Company shall give notice (the “Offer Notice”) to the Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c) By notification to the Company within three (3) days after the Offer Notice is given, the Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable upon conversion and/or exercise, as applicable, of any Derivative Securities (including, without limitation, this Note) then held, by the Holder bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Derivative Securities (including, without limitation, the Notes)).

(d) The Company may, during the one hundred twenty (120) day period following the expiration of the period provided in Section 11(c), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the end of such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Holder in accordance with this Section 11.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the foregoing provisions of this Section 11, the Company may elect to give notice to the Holder within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. The Holder shall have ten (10) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by the Holder, maintain the Holder’s percentage-ownership position, calculated as set forth in Section 11(c) before giving effect to the issuance of such New Securities.

(f) The rights of the Holder, and the obligations of the Company, under this Section 11 shall terminate upon payment or conversion of this Note.

12. Notices. All notices and other communications required or permitted hereunder to be given to a party to this Note shall be in writing and shall be faxed, mailed by registered or certified mail postage prepaid, delivered by a national overnight delivery service, or otherwise delivered by hand, electronically (including by email) or by messenger, addressed to such party’s address as set forth below:

if to the Company:	MRI Interventions, Inc. Attention: Vice President, Business Affairs One Commerce Square, Ste 2550 Memphis TN 38103 Facsimile: (901) 522-9400

if to the Holder:

Facsimile:__________________________
Email:_____________________________

or such other address with respect to a party as such party shall notify the other party in writing as above provided. Any notice sent in accordance with this Section 12 shall be effective upon the earlier of: (a) if mailed, seven Business Days after mailing; (b) if sent by messenger, upon delivery; (c) if sent by a nationally recognized overnight delivery service, one Business Day after having been dispatched; (d) if sent via fax, upon transmission and electronic confirmation of transmission or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and electronic confirmation of transmission (provided, however, that any notice of change of address shall only be valid upon receipt); (e) if sent by electronic mail, upon transmission and notice by telephone of such transmission or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and notice by telephone; and (f) upon the actual receipt thereof.

13. Assignability. Neither party may assign this Note without the prior consent of the other party. No such assignment shall constitute a novation or release of the Company of the obligations hereof or from any liability to the Holder.

14. Usury Laws. It is the intention of the Company and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to an amount that is the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest contracted for under this Note shall under no circumstances exceed the maximum legal rate upon the principal amount remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount, or if this Note has been repaid, then such excess shall be rebated to the Company.

15. Miscellaneous.

(a) Any term of this Note may be amended or waived with the written consent of the Company and the Holder. In addition, any term of this Note may be amended or waived (including, without limitation, any Event of Default that has occurred hereunder) with the written consent of the Company and the Required Holders, provided that any such amendment or waiver affects and applies to all of the Notes. It shall not be necessary for the consent of the Holder or any other holder of a Note to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof

(b) Wherever in this Note reference is made to the Company or the Holder, such reference shall be deemed to include, as applicable, a reference to their respective successors and permitted assigns, and the provisions of this Note shall be binding upon and shall inure to the benefit of such successors and permitted assigns.

(c) This Note shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles of any jurisdiction to the contrary.

(d) The captions of the Sections of this Note are inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Note.

(e) The Holder, by acceptance of this Note, hereby represents and warrants that this Note has been acquired by the Holder for investment only and not for resale or distribution hereof. The Holder, by acceptance of this Note, further understands, covenants and agrees that the Company is under no obligation and has made no commitment to provide for registration of this Note or shares of Common Stock issuable upon conversion of this Note under the Securities Act or applicable state securities laws.

(f) The Holder, by acceptance of this Note, agrees to the terms of the Security Agreement. Without limiting the generality of the foregoing, the Holder consents to the appointment of the Collateral Agent under the Security Agreement and authorizes the Collateral Agent to execute and deliver the Security Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

(g) The Company waives presentment, notice and demand, notice of protest, notice of demand and dishonor, and notice of nonpayment of this Note.

(h) In the event that any provision of this Note is illegal, invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove illegal, invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(i) No delay in the exercise of any right or remedy of any party hereto shall operate as a waiver thereof, and no single or partial exercise of any such right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy.

(j) It is expressly understood and agreed by the parties hereto that if it is necessary to enforce payment of this Note through the engagement or efforts of an attorney or by suit, the Company shall pay reasonable attorneys’ fees, expenses of counsel, and other costs of collection actually incurred by the Holder.

(k) This Note may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same Note.

[The next page is the signature page]

IN WITNESS WHEREOF, the Company has executed, acknowledged and delivered this Note as of the day and year first above written.

MRI INTERVENTIONS, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

Signature

Print Name